Contact: Tawn Earnest (media)

(615) 855-5209

Emma Jo Kauffman (investors)

(615) 855-5525

FOR IMMEDIATE RELEASE

DOLLAR GENERAL REALIGNS MERCHANDISING TEAM,

 NAMES RITA BRANHAM SVP/GMM OF CONSUMABLES

GOODLETTSVILLE, TENN. (March 10, 2006) – In a move to strengthen its merchandising efforts, Dollar General (NYSE: DG) today announced the realignment of its merchandising function, placing it under two general merchandise managers who will report to Beryl J. Buley, division president of merchandising, marketing and supply chain.

Rita Branham, a leader on the merchandising team for most of her 24-year tenure at Dollar General, has been named senior vice president/GMM of consumables. A search is underway for a second SVP/GMM who will oversee the apparel, home and seasonal categories.

“The realignment reflects our commitment to improving merchandising and reinforcing our leadership among small-box value discounters,” said Buley. “Over the years, Rita has built strong relationships with vendors. Her credibility is reinforced by experience and a thorough knowledge of the Dollar General customer. I believe that our strength in consumables will be reinforced under Rita’s leadership.”

In her new role, Branham will define the company’s strategy for consumables, which includes packaged and refrigerated food, candy and snacks, health and beauty care, pet supplies, home cleaning and paper products.

Two divisional merchandising managers will report to Branham, including John Cosma, another Dollar General veteran, who has been promoted to vice president/DMM of food and perishables.  A second DMM, overseeing non-food consumables, will be named at a later date.

The SVP/GMM of home, apparel and seasonal will tackle the non-consumable areas of the business, including categories such as clothing, domestics and holiday.  Rick McNeely, VP/DMM of seasonal and two additional DMM’s, to be named, will report to Buley in the interim.

The company also appointed Tim Money as vice president of forecasting and inventory planning, the position vacated by Branham.  Money previously served as the director of retail planning and allocation/merchandise presentation at Cracker Barrel Old Country Store. Prior to that, he was a director of merchandise planning and allocation for Kohl’s Department Stores.

About Dollar General

Goodlettsville, Tenn.–based Dollar General is a Fortune 500® discount retailer with 7,993 neighborhood stores as of February 24, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. For more information about Dollar General, go to www.dollargeneral.com.

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